CONTACTS
From: Anthony J. DeFazio	For: Michael A. Happel, CIO
Diccicco Battista Communications	American Realty Capital New York Recovery REIT, Inc.
tdefazio@dbcworks.com	mhappel@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

Andrew B. Cohen	Mark Van Zandt
Atlas Capital Group, LLC	GreenOak Real Estate Advisors, LP
acohen@atlas-cap.com	vanzandt@greenoakrealestate.com
Ph: (212) 554-2260	Ph: (212) 359-7813

FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT to Acquire An Institutional-Quality Office Building in Chelsea from Atlas Capital and GreenOak Real Estate

New York, New York, January 15, 2013 – American Realty Capital New York Recovery REIT, Inc. (the “ARC”) announced today that it had entered into a purchase and sale agreement to acquire the fee simple interest in an institutional-quality office building located at 218 West 18th Street in the Chelsea neighborhood of Manhattan from a joint venture between Atlas Capital Group (“Atlas”) and GreenOak Real Estate (“GreenOak”). The purchase price for the building is $112.0 million, exclusive of closing costs. Last year, Atlas and GreenOak purchased the defaulted loan and subsequently took ownership of the property through a prepackaged bankruptcy restructuring. Since that time, Atlas and GreenOak have entered into lease agreements with Red Bull North America, Inc., SAE Institute of Technology Corp. and Yammer, Inc. (a subsidiary of Microsoft Corp.) for seven (7) floors of the building. Company 3, LLC and SY Partners round out the tenant roster at the 166,000 rentable square foot property which is now 84% leased.

“This acquisition will ‘kick-start’ 2013 for our fund by adding another institutional-quality office building to our portfolio,” noted Michael A. Happel, Chief Investment Officer of ARC. Mr. Happel continued, “This significant acquisition comes on the heels of the $124.4 million of purchases that we completed at the end of 2012. With this addition, our portfolio nears $500.0 million of asset value. 218 West 18th Street gives ARC its first exposure to the Midtown South sub-market known as “Silicon Alley” in exclusive Chelsea. The building has a roster of first-class tenants and has recently undergone a comprehensive renovation.”

About ARC

ARC is a publicly registered, non-traded real estate investment trust (“REIT”) that has qualified as a REIT for tax purposes. Additional information about ARC can be found on its website at www.newyorkrecoveryreit.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@dbcworks.com.